Exhibit 99.1

Snyder’s-Lance, Inc. Appoints Brian Driscoll as President and

Chief Executive Officer

Charlotte, NC, - June 28, 2017 – Snyder’s-Lance, Inc. (Nasdaq-GS: LNCE) announced today that the Company’s Board of Directors has appointed Brian Driscoll as its President and Chief Executive Officer. Mr. Driscoll has been serving as the Company’s Interim President and CEO since April. He was the former President and CEO of Diamond Foods, Inc. and was appointed to the Snyder’s-Lance Board of Directors on February 29, 2016 in connection with the Company’s acquisition of Diamond Foods.

“On behalf of the Snyder’s-Lance Board of Directors, I am delighted to announce Brian’s appointment as our new President and CEO,” said Snyder’s-Lance, Inc. Chairman Jim Johnston. “We have been impressed with the significant progress made by Brian and the management team during the last few months to create a comprehensive performance improvement plan focused on delivering greater value for our shareholders. Brian’s impressive experience in the consumer packaged goods industry, combined with his knowledge of the Diamond Foods brands and early strides in the role, make him uniquely qualified to lead the Company.”

“The chance to serve as chief executive of Snyder’s-Lance at such an important time in its development is an incredible opportunity,” said Mr. Driscoll. “The Company’s products and brands are invaluable assets, and I look forward to implementing our strategic plan focused on improving the Company’s performance.”

Brian Driscoll has more than 35 years of experience in the food industry having served most recently as the President and CEO of Diamond Foods from 2012 until 2016. Prior to joining Diamond Foods, from 2010 to 2012, Mr. Driscoll was CEO of Hostess Brands. From 2002 to 2010, he held senior management positions at Kraft Foods, Inc., including as President, Sales, Customer Service and Logistics, Kraft North America from 2007 to 2010. Mr. Driscoll joined Kraft Foods, Inc. as a result of Kraft’s acquisition of Nabisco, where he worked from 1995 to 2002, first as President of Sales and Integrated Logistics and later as the Senior Vice President, Biscuit Sales and Customer Service.

About Snyder’s-Lance, Inc.

Snyder’s-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. Snyder’s-Lance’s products include pretzels, sandwich crackers, pretzel crackers, potato chips, cookies, tortilla chips, restaurant style crackers, popcorn, nuts and other snacks. Products are sold under the Snyder’s of Hanover®, Lance®, Kettle Brand®, KETTLE® Chips, Cape Cod®, Snack Factory® Pretzel Crisps®, Pop Secret®, Emerald®, Late July®, Krunchers! ®, Tom’s®, Archway®, Jays®, Stella D’oro®, Eatsmart Snacks™, O-Ke-Doke®, Metcalfe’s®, and other brand names along with a number of third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. For more information, visit the Company’s corporate web site: www.snyderslance.com.

LNCE-E

Cautionary Information about Forward Looking Statements

In this press release, we make statements which may be forward-looking within the meaning of applicable securities laws, which represent our current judgment about possible future events. The statements include projections regarding future revenues, earnings and other results. In making these statements we rely on current expectations, assumptions and analyses based on our experience and perception of historical trends, current conditions and expected future developments as well as other factors we consider appropriate under the circumstances. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors, both positive and negative. These factors include among others: changes in general economic conditions; price or availability of raw materials, packaging, energy and labor; food industry competition; changes in top customer relationships; consolidation of the retail environment; decision by British voters to exit the European Union; failure to realize anticipated benefits of acquisitions and divestitures; loss of key personnel; failure to execute strategic initiatives; safety and quality of food products; adulterated or misbranded products; disruption of our supply chain or information technology systems; improper use or misuse of social media; ability to anticipate changes in consumer preferences and trends; distribution through independent operators; protection of trademarks and intellectual property; impairment in the carrying value of goodwill or other intangible assets; new regulations or legislation; interest and foreign currency exchange rate volatility; concentration of capital stock ownership; increasing legal complexity and potential litigation; failure to realize the expected benefits from the acquisition of Diamond Foods; the inability to successfully execute international expansion strategies; additional risks from foreign operations; our substantial debt; and the restrictions and limitations on our business operations in the agreements and instruments governing our debt.

Our most recent report on Form 10-K and our other reports filed with the U.S. Securities and Exchange Commission provide information about these and other factors, which we may revise or supplement in future reports. We caution readers not to place undue reliance on forward-looking statements. We do not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and forward-looking statements attributed to Snyder’s-Lance or any person acting on its behalf are expressly qualified in their entirety by the factors referenced above.

Investor Contact

Kevin Powers, Senior Director, Investor Relations

kpowers@snyderslance.com, (704) 557-8279

Media Contact

Joey Shevlin, Director, Corporate Communications & Public Affairs

JShevlin@snyderslance.com, (704) 557-8850